AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NETFLIX, INC.,
a Delaware Corporation
Netflix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the state of Delaware (the “Corporation”), certifies that:
FIRST:    The Corporation was originally incorporated on August 29, 1997 under the name Kibble, Inc., pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”).

SECOND: An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2002, further amended by a certificate of amendment filed with the Secretary of State of Delaware on May 27, 2003, further amended by a certificate of amendment filed with the Secretary of State of Delaware on April 28, 2004 and further amended by a certificate of amendment filed with the Secretary of State of Delaware on June 11, 2015 (the “Prior Amended and Restated Certificate”).

THIRD: The board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Prior Amended and Restated Certificate in accordance with the provisions of Sections 242 and 245 of the General Corporations Law, declaring the amendments to be advisable and in the best interests of the Corporation and calling for the submission of the proposed amendments to the stockholders of the Corporation for their consideration thereof.

FOURTH: The amendments to the Prior Amended and Restated Certificate were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

FIFTH: This Amended and Restated Certificate of Incorporation of the Corporation amends and restates the Prior Amended and Restated Certificate in its entirety to read, upon the effectiveness hereof, as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
NETFLIX, INC.
a Delaware corporation
ARTICLE I
The name of this corporation is Netflix, Inc. (the “corporation”).
ARTICLE II
The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or may hereafter be amended.
ARTICLE IV

The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation shall have authority to issue is 5,000,000,000 consisting of 4,990,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.
The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V
The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:
A. The business and affairs of the corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.
B. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.
C. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
D. Special meetings of stockholders of the corporation may be called only by the Chairperson of the Board, a Chief Executive Officer, the President or by the Board acting pursuant to a resolution adopted by a majority of the Whole Board, or by the Corporate Secretary upon the request, in accordance with and subject to the Bylaws of the corporation, by stockholders of the corporation holding continuously for at least one (1) year an aggregate net long position of not less than 20% of the outstanding shares of common stock of the corporation entitled to vote at meetings of the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors of the corporation whether or not there exist any vacancies in previously authorized directorships.
ARTICLE VI
A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution duly adopted by a majority of the Board. Until the election of directors at the annual meeting of stockholders to be held in 2025, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class being the class originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and most recently elected for a term expiring at the annual meeting of stockholders to be held in 2024, another class being the class originally elected for a term expiring at the annual meeting of stockholders to be held in 2004 and to be elected at the annual meeting of stockholders to be held in 2022 for a term expiring at the annual meeting of stockholders to be held in 2025, and another class being the class originally elected for a term expiring at the annual meeting of stockholders to be held in 2005 and most recently elected for a term expiring at the annual meeting of stockholders to be held in 2023, with each class to hold office until its successor is duly elected and qualified. Until the annual meeting of stockholders to be held in 2023, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Commencing with the election of directors at the annual meeting of stockholders to be held in 2023, all directors shall be elected for a one year term expiring at the next annual meeting of stockholders, and commencing with the election of directors at the annual meeting of stockholders to be held in 2025, the classification of the Board shall terminate.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.
C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in and in accordance with the Bylaws of the corporation.
D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by the Certificate of Incorporation or the Bylaws of the corporation, any director, or all of the directors, may be removed from the Board by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, with or without cause; provided that until the election of directors at the annual meeting of stockholders to be held in 2025, such removal may be only for cause.
ARTICLE VII
The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation.
ARTICLE VIII
A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.
The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the corporation (or any predecessor).
Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment, repeal or modification.
ARTICLE IX
The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its Chief Legal Officer and Secretary this 7th day of June 2022.

NETFLIX, INC.

/s/ David Hyman
Name: David Hyman
Title: Chief Legal Officer and Secretary